Exhibit 10.15

COMCAST CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(AS AMENDED AND RESTATED EFFECTIVE, JANUARY 1, 2005)

ARTICLE I

PURPOSE

The purpose of this Plan is to provide for the payment of supplemental retirement, death and disability benefits to or in respect of certain selected senior executives of Comcast Corporation, a Pennsylvania corporation (the “Company”), and its affiliated companies as part of an integrated executive compensation program which is intended to assist those employers in attracting, motivating and retaining senior executives of superior ability, industry and loyalty. The Company hereby amends and restates the Comcast Corporation Supplemental Executive Retirement Plan (the “Plan”). Pursuant to the American Jobs Creation Act of 2004, as amended, Treasury Regulations issued under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and IRS notices and rulings issued pursuant to section 409A of the Code, the rules of the Plan as amended and restated generally apply as of January 1, 2005 (the “Restatement Effective Date”), except as otherwise specifically stated.

Prior to the Restatement Effective Date, the Comcast Corporation Supplemental Executive Retirement Plan was in effect in accordance with the rules of the Plan then in force. The Plan as in effect immediately before the Restatement Effective Date shall be referenced as the “Prior Plan.” In order to preserve the favorable tax treatment available to Participants’ earned and vested accrued benefits under the Prior Plan, the rules of the Prior Plan shall continue to apply to all such vested accrued benefits earned through December 31, 2004 without regard to any amendments to the Plan adopted after December 31, 2004. Accrued benefits that are earned and vested on and after the Restatement Effective Date will subject to the Plan as hereby amended and restated.

ARTICLE II

DEFINITIONS

The following terms when used in this Plan shall have the following designated meanings unless a different meaning is clearly required by the context:

2.1 “Accrued Benefit” means as of any date, the total actuarial present value of a Senior Executive’s right to payment of benefits under the Plan.

2.2 “Affiliated Company” means (a) any other corporation which is included within a “controlled group of corporations” within which Comcast Corporation is also included, as determined under section 1563 of the Code, without regard to subsections (a)(4) and (e)(3)(C) of section 1563; (b) any other trades or businesses (whether or not incorporated) which, based on principles similar to those defining a “controlled group of corporations” for purposes of (a) above, are under common control; and (c) any other organization so designated by the Board.

2.3 “Board” means the Board of Directors of Comcast Corporation.

2.4 “Employer” means Comcast Corporation and each of its Affiliated Companies which, upon the approval of the Board, has agreed to participate in this Plan by executing a written declaration of joinder. The use of the singular form shall be considered a reference to each Employer individually.

2.5 “Final Average Compensation” means the product of (a) one-fifth (1/5) times (b) the total of the Senior Executive’s compensation for the five (5) highest, consecutive complete calendar years during the ten (10) calendar years immediately preceding the Senior Executive’s Termination of Employment. For this purpose, compensation shall mean the total earnings paid by the Employer to a Senior Executive, including his salary, bonuses (regardless of whether the Senior Executive elects to defer receipt of all or some portion of any such bonus pursuant to the Employer’s deferred compensation plan), and any other supplementary or discretionary remuneration, exclusive of (a) any reimbursement of expenses, (b) the cost to the Employer of fringe benefit payments, (c) any amount paid to a Senior Executive for the purpose of reimbursing him for the income taxes incurred upon the exercise of a nonqualified stock option, (d) any income arising from the exercise of stock options, and (e) any other income arising from the grant, vesting or exercise of any other equity-based compensation.

2.6 “Grandfathered Accrued Benefit” means a Senior Executive’s Accrued Benefit determined as of December 31, 2004.

2.7 “Non-Grandfathered Accrued Benefit” means the excess, if any, of (a) a Senior Executive’s Benefit determined as of any date after December 31, 2004, over (b) a Senior Executive’s Grandfathered Accrued Benefit.

2.8 “Normal Pension” means an annual pension equal to the product of 2% of the Senior Executive’s Final Average Compensation and the number of the Senior Executive’s years of Service, but in no event shall such annual pension exceed 60% of Final Average Compensation.

2.9 “Normal Retirement Date” means the first day of the month following a Senior Executive’s 65th birthday.

2.10 “Plan” means the Comcast Corporation Supplemental Executive Retirement Plan set forth herein, as the same may be amended from time to time.

2.11 “Retirement Benefit Reductions” means the sum of (i) the Senior Executive’s annual single-life retirement benefit, if any, which is the actuarial equivalent of the single sum benefit payable from the Employer’s special nonqualified deferred compensation plan and (ii) the annual primary Social Security benefit which the Senior Executive is eligible to receive upon his Termination of Employment under the Federal Social Security Act, as in effect as of the Senior Executive’s Termination of Employment. However, if the Senior Executive is

not eligible to receive an annual benefit from Social Security upon the Senior Executive’s Termination of Employment, the Senior Executive’s annual primary Social Security benefit shall be an amount equivalent to the annual benefit payable to the Senior Executive upon reaching age 65, calculated under the law in effect at the time of the Senior Executive’s Termination of Employment and without considering any amounts, subject to tax under the Federal Insurance Contributions Act, that may be earned after the Termination of Employment. For purposes of this Section 2.11, actuarial equivalence shall be determined in the same manner as provided in Section 8.4.

2.12 “Senior Executive” means each individual who is employed by the Employer as a senior executive employee and who is designated by the Board as being eligible to participate in this Plan. The Senior Executive is listed on Exhibit A attached at the end hereof.

2.13 “Service” means the most recent period of uninterrupted employment with the Employer and any predecessor company which is listed on Exhibit B at the end hereof, provided that an approved leave of absence shall not be deemed to cause an interruption in employment. Service shall be measured in full years as determined by the Employer from its personnel records. No service credit shall be given for any period of’ less than a year of employment. For purposes of this definition, each Senior Executive shall be deemed to have been employed as of the first day of the month during which he was actually employed.

2.14 “Spouse” means a Senior Executive’s husband or wife who was lawfully married to the Senior Executive at the time of the Senior Executive’s death.

2.15 “Termination of Employment” means any cessation of the Senior Executive’s employment by the Employer that constitutes a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h), including any such cessation by reason of death or Disability. Termination of Employment shall be deemed to occur immediately following the date on which the Senior Executive separates from service to the Employer.

ARTICLE III

NORMAL RETIREMENT PENSION

In the event of the Termination of Employment of a Senior Executive on or after his Normal Retirement Date, he shall be entitled to a Normal Retirement Pension in an amount equal to the difference between the Senior Executive’s Normal Pension and the Retirement Benefit Reductions. To the extent attributable to the Senior Executive’s Non-Grandfathered Accrued Benefits, and solely for the purpose of compliance with the requirements of Treasury Regulation § 1.409A-3(i)(2) (or any successor provision) to avoid the application of an additional tax under section 409A of the Code to payments due to the Senior Executive upon or following his Termination of Employment, payment of the Normal Retirement Pension shall be made in equal, monthly installments, commencing on the first day of the seventh calendar month beginning after the calendar month in which the Senior Executive has a Termination of Employment. The first payment shall include the payments that would have been made for the period commencing the first day of the month following the month in which his Termination of

Employment occurs and extending through the first day of the seventh calendar month beginning after the calendar month in which his Termination of Employment occurs, plus interest based on the interest rate used to determine actuarial equivalence pursuant to Section 8.4. Such payments shall be made through the first day of the month in which the Senior Executive dies. To the extent attributable to the Senior Executive’s Grandfathered Accrued Benefits, payment of the Normal Retirement Pension shall be made at the time and form provided under the terms of the Plan as in effect immediately before the Restatement Effective Date.

ARTICLE VI

VESTING

6.1 Vesting. A Senior Executive shall have a fully vested interest in his Normal Retirement Pension.

ARTICLE VII

DEATH

7.1 Death after Age 65.

(a) Ralph J. Roberts (“Roberts”). In the event of Roberts’ death while employed after having reached his Normal Retirement Date and after having completed at least twenty-five (25) years of Service, Roberts’ “Designated Beneficiary” (as such term is defined in Section 7.2(b)(i)) shall be entitled to receive an annual death benefit equal to 100% of the annual pension Roberts would have received had he retired on the first day of the month immediately preceding or coincident with his death pursuant to a “Joint and 100% Survivor Annuity” (as such term is defined in Section 7.2(b)(ii)). Payment of such death benefit shall be made to Roberts’ Designated Beneficiary in equal, monthly installments commencing on the first day of the month immediately following the month in which Roberts’ death occurs. If Roberts’ Spouse survives him, such payments shall be made to Roberts’ Designated Beneficiary through the first day of the month in which occurs the death of Roberts’ Spouse or through the first day of the month in which occurs the fifth anniversary of Roberts’ death, if later. If Roberts’ Spouse does not survive him, such payments shall be made to Roberts’ Designated Beneficiary through the first day of the month in which occurs the fifth anniversary of Roberts’ death.

(b) Definitions.

(i) “Designated Beneficiary” shall mean such one or more individuals, trusts or other entities (including but not limited to organizations which are described in section 501(c)(3) of the Code) as Roberts shall designate in a writing delivered to Employer’s chief financial officer prior to his death for that purpose. If Roberts designates more than one beneficiary, then the death benefit shall be paid among them in such manner as Roberts specifies or, in the absence of such specification, then in equal parts. If no valid beneficiary is designated who survives Roberts, the Designated Beneficiary shall be Roberts’ personal representatives. Any beneficiary designation may be amended or revoked at any time prior to Roberts’ death by filing a new beneficiary designation form with the chief financial officer of the Employer.

(ii) “Joint and 100% Survivor Annuity” shall mean a reduced annuity which is payable monthly for the life of Roberts with a survivor annuity payable to Roberts’ Designated Beneficiary for a period equal to the greater of (i) the life of Roberts’ Spouse or (ii) five (5) years. Such Joint and 100% Survivor Annuity shall be equal to 100% of the amount of the annuity payable during Roberts’ life and shall be the actuarial equivalent of the benefit payable to Roberts under Article III.

ARTICLE VIII

ALTERNATIVE PENSION

8.1 Forms of Alternative Pension.

(a) Roberts. At any time prior to the commencement of pension payments and subject to the provisions of Section 8.2, Roberts shall be entitled to elect to receive, in lieu of the form of pension which he would otherwise be entitled to receive under this Plan, an actuarially equivalent alternative pension in one of the following optional forms:

Option A	Joint and 50% Survivor Annuity provides a reduced pension during Robert’s lifetime with a survivor annuity payable to Robert’s Designated Beneficiary (as such term is defined in Section 7.2(b)(i)) for a period equal to the greater of (i) the life of Roberts’ Spouse or (ii) five (5) years. Such Joint arid 50% Survivor Annuity shall be equal to 50% of the amount of the annuity payable during Roberts’ life.

Option B	Joint and 100% Survivor Annuity provides a reduced pension during Robert’s lifetime with a survivor annuity payable to Robert’s Designated Beneficiary (as such term is defined in Section 7.2(b)(i)) for a period equal to the greater of (i) the life of Roberts’ Spouse or (ii) five (5) years. Such Joint and 100% Survivor Annuity shall be equal to 100% of the amount of the annuity payable during Roberts’ life,

8.2 Payment of Alternative Pension. In the event of the election of an alternative pension, Roberts and each other Senior Executive shall be entitled to receive, commencing on the date upon which his pension would otherwise commence under Article III, an annual pension equal to the actuarial equivalent of the pension which Roberts and each other Senior Executive would otherwise have been entitled to receive had he not made such election. Payment of the alternative pension shall he made in equal, monthly installments.

8.3 Election Procedure. Any election to receive an alternative pension shall be made by written notice of election given by Roberts or other Senior Executive to the Employer’s chief financial officer prior to the commencement of payments. Any election of an alternative pension may be revoked at any time prior to the commencement of payments by written notice of revocation similarly given, provided that Roberts or other Senior Executive may thereafter again make an election of an alternative pension prior to the commencement of payments by giving a new written election to such chief financial officer.

8.4 Determination of Actuarial Equivalence. The determination under this Plan of actuarial equivalence shall be made by the Employer based upon an interest assumption of seven percent (7%) per annum and the 1971 TPF&C Forecast Mortality Table.

ARTICLE IX

FORFEITURES

9.1 Unclaimed Benefits. If the Employer shall be unable, within one year after any benefit becomes payable to any person under this Plan, to make distribution to such person because of the Employer’s inability to ascertain his whereabouts by mailing to the last known address of such person on the records of the Employer and such person has not made written claim therefore before the expiration of the one-year period, then the Employer shall declare all rights of such person under this Plan to be forfeited as of such date as the Employer shall determine. Notwithstanding the foregoing, if any person whose benefit has been forfeited under this Section 9.1 subsequently appears and makes a claim for such benefit, the Employer shall reinstate the benefit on a prospective basis from the date the claim is received by the Employer.

ARTICLE X

PROHIBITION AGAINST FUNDING

10.1 Prohibition Against Funding. Should the Employer elect to acquire any investment in connection with the liabilities assumed by it under the Plan, it is expressly understood and agreed that a Senior Executive shall not have any right with respect to, or claim against, such assets nor shall any such investment be construed to create a trust of any kind or any fiduciary relationship between the Employer and a Senior Executive, his beneficiary or any other person. Any such assets shall be and remain a part of the general, unpledged and unrestricted assets of the Employer, subject to the claims of its general creditors, Bach Senior Executive and his beneficiary shall be required to look to the provisions of the Plan and to the Employer itself for enforcement of any and all benefits due under the Plan and to the extent any person acquires a right to receive any payments under the Plan, such right shall be no greater than the right of any unsecured, general creditor of the Employer.

ARTICLE XI

GENERAL PROVISIONS

11.1 Nonalienation. No benefit or payment under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and no attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such benefit or payment, except to such extent as may be required by law. If any person entitled to a benefit or payment under the Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit or payment under the Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the person entitled to any such benefit or payment, then such benefit or payment, in the discretion of the Employer, shall cease and terminate with respect to such person, and the Employer in such case shall hold or apply the same or any part thereof for the benefit of any dependent, relative or beneficiary of such person, in such manner and proportion as the Employer shall deem proper.

11.2 No Employment Contract. The establishment of the Plan shall not be construed to confer upon a Senior Executive the legal right to be retained in the employ of the Employer, or give a Senior Executive or any beneficiary, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Senior Executive shall remain subject to discharge to the same extent as if the Plan had never been adopted.

11.3 Incompetent Recipient. If the Employer determines that any person to whom a benefit is payable under the Plan is incompetent by reason of age or physical or mental disability, the Employer shall have the power to cause the payments becoming due to such person to be made to another for his benefit without any responsibility to see to the application of such payments. Any payment made pursuant to such power shall, as to the amount of such payment, operate as a complete discharge of the Employer.

11.4 Questions of Identity. If at any time any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Employer shall be entitled to hold such sum as a segregated amount in trust until such identity, amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Employer shall also be entitled to pay such sum into court in accordance with the appropriate rules of law.

11.5 Effect On Other Benefits. The benefits of a Senior Executive or any other person hereunder shall be in addition to any benefits paid or payable to or on account of a Senior Executive or such other person under any other pension, disability, equity, annuity or retirement plan or policy whatsoever. Nothing herein contained shall in any manner modify, impair or affect any existing or future rights of a Senior Executive to receive any employee benefits to which he would otherwise be entitled or to participate in any current or future pension plan of the Employer or any other supplemental arrangement which constitutes a part of the Employer’s regular compensation structure. However, any supplemental retirement income credited under this Plan shall not be deemed part of a Senior Executive’s total compensation for the purpose of computing benefits to which he may be entitled under any pension plan or other supplemental compensation arrangement, unless such plan or arrangement specifically provides to the contrary.

11.6 Waiver of Liability. No liability shall attach to or be incurred by any officer or director of the Employer under or by reason of the terms, conditions and provisions contained in the Plan, or for the acts or decisions taken or made thereunder or in connection therewith; and as a condition precedent to the establishment of the Plan or the receipt of benefits hereunder, or both, such liability, if any, is expressly waived and released by each Senior Executive and by any and all person claiming under or through such Senior Executive or any other person. Such waiver and release shall be conclusively evidenced by any act of’ participation in or the acceptance of benefits under the Plan.

11.7 Amendment and Termination. All questions of interpretation, construction, or application arising under the Plan shall be decided in good faith by the Board, whose decisions shall be final and conclusive upon all persons. The Board shall also have the sole authority to modify, amend or terminate the Plan, provided that no amendment or termination shall have a material adverse effect upon rights accrued or amounts being paid as of the date of such amendment or termination. Should the Plan be terminated, each Senior Executive shall receive written notice of when such termination shall be effective.

11.8 Claims Procedure. Benefits payable to a Senior Executive shall be paid when due without any requirement that a claim for benefits be filed. However, any Senior Executive who does not receive the benefits to which he believes himself entitled may file a written claim with the Board’s Compensation Committee which shall act on the claim in the manner prescribed by section 503 of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

11.9 Notices. Any notices required or permitted to be given under this Plan shall be sufficient if in writing and if sent by registered or certified mail to the last known address of a Senior Executive as shown on the Employer’s records or to the principal office of the Employer, as the case may be.

11.10 Governing Law. The Plan shall be governed by and construed and administered in accordance with the laws of the Commonwealth of Pennsylvania.

11.11 Binding Effect. This Plan shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns. In the event of a merger, consolidation, or reorganization involving the Employer, this Plan shall continue in force and become an obligation of the Employer’s successors.

11.12 Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included therein.

11.13 Headings. The Article and paragraph headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall they affect the Plan or the construction of any provision thereof.

11.14 Counterparts. This Plan may be executed in any number of counterparts and each counterpart shall be deemed to be an original.

11.15 Special Provision with respect to Roberts. The Employer is a party to a certain Compensation and Deferred Compensation Agreement with Roberts which has been attended through the date hereof and which may be further amended hereafter (“the Roberts Agreement”). The Employer recognizes that the Roberts Agreement makes (and in the future may make) certain modifications to this Plan with respect to Roberts which the Employer recognizes constitute amendments to this Plan adopted pursuant to Section 11.7 hereof.

TO RECORD the adoption of this Plan by the Employer has caused this instrument to be executed on this 12th day of December, 2007.

COMCAST CORPORATION

By:	/s/ David L. Cohen

Attest:	/s/ Arthur R. Block

EXHIBIT A

SENIOR EXECUTIVES

Ralph J. Roberts

EXHIBIT B

LIST OF PREDECESSOR COMPANIES

Pursuant to Section 2.13 uninterrupted employment with the following predecessor companies shall be recognized as “Service” for purposes of the Plan:

1.	International Equity Corporation